EXHIBIT 28(b)

Schedule III

KEYPORT LIFE INSURANCE COMPANY

SUPPLEMENTARY INSURANCE INFORMATION

(in thousands)

Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I	Column J	Column K
	Deferred policy acquisition costs and VOBA*	Policyholder account balances and future policy benefits	Unearned premiums	Policy contract claims and other policyholders' funds	Insurance revenues	Net investment income	Interest credited to policyholders and policy benefits and claims	Amortization of deferred policy acquisition costs	Other operating expenses	Premiums written
December 31, 2001*
Interest sensitive products	$123,454	$13,472,023	NA	$155,103

December 31, 2000
Interest sensitive products	$547,901	$11,845,857	NA	$122,632	$67,784	$856,808	$544,641	$116,123	$71,798	NA

December 31, 1999
Interest sensitive products	$739,194	$12,040,017	NA	$69,611	$51,215	$805,216	$530,177	$97,359	$55,680	NA

See table below for income statement information pertaining to the year ended December 31, 2001.

Column A	Column F	Column G	Column H	Column I	Column J	Column K
	Insurance revenues	Net investment income	Interest credited to policyholders and policy benefits and claims	Amortization of deferred policy acquisition costs and VOBA*	Other operating expenses	Premiums written
Two-Months Ended December 31, 2001
Interest sensitive products	$9,873	$144,918	$108,443	$5,261	$10,778	NA

Ten-Months Ended October 31, 2000
Interest sensitive products	$58,114	$735,641	$503,537	$95,507	$55,710	NA

*Value of Business Acquired